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                                                                      EXHIBIT 5

[LETTERHEAD]

July 24, 1997

Members of the Board of Directors
Consolidated Stores Corporation
300 Phillipi Road
P. O. Box 28512
Columbus, Ohio 43228-0512

                            Re: Opinion of Counsel as to Legality of 12,500,000
                                Shares of Common Stock to be Registered Under the Securities Act of 1933


Dear Board Members:

This opinion is furnished in connection with the registration under the Securities Act of 1933 on Form S-8 of 12,500,000 shares of Common Stock, $.01 par value, of Consolidated Stores Corporation (the "Company") offered to employees of the Company and its subsidiary corporations pursuant to the Consolidated Stores Corporation 1996 Performance Incentive Plan as Amended and Restated on July 23, 1996 (1996 Performance Incentive Plan).

As counsel for the Company, I advise you that it is my opinion, based on my familiarity with the affairs of the Company and upon my examination of pertinent documents, that the 12,500,000 shares of Common Stock to be offered to the employees of the Company under the 1996 Performance Incentive Plan, will, when paid for and issued pursuant to the terms of the 1996 Performance Incentive Plan, be validly issued and lawfully outstanding, fully paid and non-assessable shares of Common Stock of the Company.

The undersigned hereby consents to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the registration statement with respect to the aforementioned shares of Common Stock under the Securities Act of 1933.

 Very truly yours,

/s/ Albert J. Bell
--------------------------
Albert J. Bell,
Senior Vice President, General Counsel and Secretary